                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement is entered into as of the 1st day of December, 1999 by and among Alloy Online, Inc. ("Parent"), Alloy Acquisition Corporation. ("Buyer"), a Delaware corporation and wholly-owned subsidiary of Parent, and Celebrity Sightings, LLC, a Delaware limited liability company ("SELLER").


         WHEREAS, Seller is engaged in the business of developing, operating and marketing celebrity Web sites aimed at teen audiences (the "BUSINESS");

         WHEREAS, Buyer wishes to purchase, and Seller wishes to sell to Buyer, substantially all of the assets used in or related to, or intended to be used by Seller in or related to, the Business.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.01 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

         "ACTION" means any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Authority (or arbitrator or mediator, as the case may be), whether at law or in equity.

         "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

         "AFFILIATE INVESTMENT REPRESENTATION AND LOCK-UP AGREEMENT" means the Affiliate Investment Representation and Lock-Up Agreement substantially in the form of EXHIBIT C-1 attached hereto to be entered into between Parent and each Seller Affiliate Member prior to transfer of any Parent Shares by Seller to such Seller Affiliate Member.

          "AGREEMENT" or "THIS AGREEMENT" means this Asset Purchase Agreement dated the date hereof among Parent, Buyer and Seller as amended, modified or supplemented from time to time in accordance with the provisions hereof.

         "ANCILLARY AGREEMENTS" means the Assumption Agreement, the Bill of Sale, the Affiliate Investment Representation and Lock-up Agreements, the Non-Affiliate Investment Representation and Lock-up Agreements, the Non-competition Agreements, the Escrow Agreement, the Registration Rights Agreement and all other agreements entered into by the parties in connection with the transactions contemplated hereby.


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         "ASSUMPTION AGREEMENT" means the Assumption Agreement substantially in the form of EXHIBIT A attached hereto to be entered into between Seller and Buyer on the Closing Date.

         "ASSUMED LIABILITIES" has the meaning specified in Section 2.03.

         "BILL OF SALE AND ASSIGNMENT" means the Bill of Sale and Assignment substantially in the form of EXHIBIT B attached hereto to be entered into between Seller and Buyer on the Closing Date.

         "BUSINESS" has the meaning specified in the recitals to this Agreement.

         "CHARTER DOCUMENTS" means, in the case of Seller, the Operating Agreement and its certificate of formation, and, in the case of a Buyer or Parent, the certificate of incorporation and bylaws of such entity.

         "CLAIMS" means all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, trespasses, damages, judgments, executions, claims, Liabilities, investigations, prosecutions and demands whatsoever, in law or equity, regardless of when made or asserted and regardless of whether fixed or contingent.

         "CLOSING" has the meaning specified in Section 2.05.

         "CLOSING DATE" has the meaning specified in Section 2.05.

         "CODE" has the meaning specified in Section 2.04.

         "COMPUTER PROGRAMS" means computer applications, files, tools, utilities, software, firmware, systems and programs, including, without limitation, all versions and releases thereof, and all data, data bases and documentation, whether electronically or physically maintained, used by or useful in connection with the operation or development of such applications, files, tools, utilities, software, firmware, systems and programs, which in any case are (i) owned or used under license with a right to sublicense by Seller and (ii) used by Seller (whether or not under a license or other similar agreement) in connection with the operation of the Business.

         "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         "DAMAGES" means any and all costs, losses, Claims, Liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith), court costs, and reasonable fees and expenses of counsel, consultants and expert witnesses, incurred by a party hereto.

         "DISCLOSURE SCHEDULE" means the Disclosure Schedule attached hereto and comprised of the Schedules enumerated herein, which is a part of, and is incorporated by reference into, this Agreement.

         "EFFECTIVE TIME" means 5:00 p.m. local California time on the Closing Date.



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          "ENCUMBRANCE" means any security interest, pledge, mortgage, lien
(including, without limitation, environmental and tax liens), charge, encumbrance, adverse Claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         "ENVIRONMENTAL LAWS" means any federal, state or local law, including any statute, rule, regulation, ordinance, code or rule of common law, as in effect on the date hereof, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials.

         "ENVIRONMENTAL PERMITS" means all permits, approvals, registrations, identification numbers, licenses and other authorizations and filings required under any applicable Environmental Law.

         "ERISA" has the meaning specified in Section 3.16.

         "ESCROW AGREEMENT" means the Escrow Agreement substantially in the form of EXHIBIT E attached hereto to be entered into by Seller, Parent and the escrow agent named therein on the Closing Date.

         "EXCLUDED ASSETS" has the meaning specified in Section 2.02.

         "EXCLUDED LIABILITIES" has the meaning specified in Section 2.03.

         "FINANCIAL STATEMENTS" has the meaning specified in Section 3.04.

         "FORM 10-Q" has the meaning specified in Section 4.05.

         "GAAP" means United States generally accepted accounting principles and practices in effect from time to time applied consistently by Seller throughout the periods involved.

         "GOVERNMENTAL AUTHORITY" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, or commission or any court, tribunal or agency.

         "HAZARDOUS MATERIALS" means any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any applicable Environmental Law.

         "INTELLECTUAL PROPERTY" means (i) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof together with all goodwill therein, (ii) inventions, ideas and patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (iii) Internet URLs, domain name registrations and applications (and any interests therein), (iv) statutory invention registrations, patents, patent registrations and patent applications and all improvements thereto, (v) copyrights (registered or otherwise) and registrations and applications for registration thereof, (vi) computer software, data, databases and any related documentation, (vii) trade secrets and confidential business information, technology (including know-how and show-how), copyrightable works, financial, marketing


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and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (viii) copies and tangible embodiments of all the foregoing, in whatever form or medium, except for Software, as that term is defined in Section 3.23, which shall be transferred only electronically pursuant to Section 2.05, (ix) all rights to register trademarks and copyrights and to obtain rights to apply for patents, and (x) all rights to sue for present and past infringement of any of the foregoing Intellectual Property.

         "INVENTORIES" means all inventory, merchandise, goods, raw materials, work-in-process, finished goods, packaging and supplies owned by Seller and related to the Business, that are maintained, held or stored by or for Seller or any of its Subsidiaries on the Closing Date and any prepaid deposits for any of the same, but specifically excluding any inventory, merchandise, goods, raw materials, work-in-progress, finished goods, packaging and supplies owned by any other Person and held by or on behalf of Seller as consignee.

         "LEASED PARCEL" has the meaning specified in Section 3.19.

         "LIABILITIES" means liabilities, debts or obligations, whether accrued, absolute, contingent or otherwise, known or unknown.

         "MARKET VALUE" means $16.878 per share, which is the average closing price for the Parent Shares as quoted on the NASDAQ National Market System for the trading days beginning on November 1, 1999 and ending on the second trading day prior to the Closing Date.

         "MATERIAL ADVERSE CHANGE" means a material adverse change in the business, affairs, operations, assets, liabilities, prospects, results of operations or the condition (financial or otherwise) of Seller or the Business taken as a whole.

         "MATERIAL ADVERSE EFFECT" means any circumstance, change in or effect on Seller or the Business that, individually or in the aggregate with any other circumstances, changes in or effects on Seller or the Business (i) is, or would be, materially adverse to the business, affairs, operations, assets, liabilities, prospects, results of operations or the condition (financial or otherwise) of Seller or the Business taken as a whole, or (ii) would materially adversely affect the ability of Buyer to own the Purchased Assets or to operate and conduct the Business in the Ordinary course of Business from and after the Closing Date.

         "MATERIAL CONTRACTS" has the meaning specified in Section 3.21.

         "1997 BALANCE SHEET" has the meaning specified in Section 3.04.

         "1998 BALANCE SHEET" has the meaning specified in Section 3.04.

         "1999 FINANCIAL STATEMENTS" has the meaning specified in Section 3.04.

          "NON-AFFILIATE INVESTMENT REPRESENTATION AND LOCK-UP AGREEMENT" means the Non-Affiliate Investment Representation and Lock-Up Agreement substantially in the form of EXHIBIT C-2 attached hereto to be entered into between Parent and each Seller Non-Affiliate Member prior to transfer of any Parent Shares by Seller to such Seller Non-Affiliate Member.

          "NON-COMPETITION AGREEMENT" means the Non-competition Agreement substantially in the form


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of EXHIBIT D attached hereto to be entered into among Seller, the Seller
Affiliate Members, Buyer and Parent on the Closing Date.

         "OPERATING AGREEMENT" means the Second Restated Operating Agreement for Celebrity Sightings, LLC, a Delaware limited liability company, dated July __, 1999, as amended.

          "ORDER" means any order, writ, judgment, injunction, decree, demand letter, stipulation, determination or award issued or entered by or agreed to with any Governmental Authority.

         "ORDINARY COURSE OF BUSINESS" means the operation of the Business in the ordinary course of business consistent with Seller's usual and customary practices in managing and operating the Business as such practices existed on October 31, 1999 without regard to the transactions contemplated hereby.

         "PARENT SEC DOCUMENTS" has the meaning specified in Section 4.06.

         "PARENT SHARES" means the shares of Parent's common stock, par value $.01 per share, to be issued to Seller on the Closing Date pursuant to Section 2.04(a).

         "PERMITS" has the meaning specified in Section 3.13.

         "PERMITTED ENCUMBRANCES" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) liens for taxes, assessments and governmental charges or levies in the nature of taxes or user fees not yet due and payable in the Ordinary Course of Business; (ii) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the Ordinary Course of Business securing obligations that (a) are not overdue for a period of more than 30 days and (b) are not in excess of $2,000 in the case of a single property or $20,000 in the aggregate at any time; and (iii) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations.

         "PERSON" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other governmental or non-governmental entity.

         "PURCHASED ASSETS" has the meaning specified in Section 2.01.

         "RECEIVABLES" means all accounts receivable, notes and other amounts receivable from third parties, including (without limitation) customers and employees, arising from the conduct of the Business prior to the Closing Date, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement substantially in the form of EXHIBIT F attached hereto to be entered into among Buyer and Seller on the Closing Date.

         "SELLER AFFILIATE MEMBERS" means RHL Marketing Corporation and Guidance Solutions, Inc.

         "SELLER EMPLOYEES" has the meaning specified in Section 3.15.

         "SELLER MEMBER" means any holder of a membership interest of Seller, including both Seller


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Affiliate Members and Seller Non-Affiliate Members.

          "SELLER NON-AFFILIATE MEMBER" means any Seller Member other than the Seller Affiliate Members.

          "SUBSIDIARY" means, with respect to any Person, any other Person of which a majority of the capital stock or other ownership interests are at the time directly or indirectly owned or controlled by such Person.

         "TANGIBLE PERSONAL PROPERTY" has the meaning specified in Section 3.17.

         "TAX" or "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

         "TRANSACTION DOCUMENTS" means this Agreement, the Ancillary Agreements, and all certificates, instruments, financial statements, reports or other documents delivered pursuant to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

         SECTION 1.02 SINGULAR/PLURAL. Unless the context otherwise requires, words defined herein in the singular include the plural and words defined herein in the plural include the singular.

         SECTION 1.03 ACCOUNTING TERMS. Any accounting terms used in this Agreement that are not specifically defined shall have the meanings customarily given them in accordance with GAAP.

         SECTION 1.04 GENDER. The use of the masculine or any other pronoun herein when referring to any Person is for convenience only and shall be deemed to refer to the particular Person intended regardless of the actual gender of such Person or whether such Person is a corporate or other entity.

                                   ARTICLE II

                    PURCHASE AND SALE OF THE PURCHASED ASSETS

         SECTION 2.01 TRANSFER OF PURCHASED ASSETS TO BUYER. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall transfer to Buyer, free and clear of all Encumbrances (other than Permitted Encumbrances and other Encumbrances disclosed by Seller in the Disclosure Schedule), all of the assets, properties, goodwill and rights owned by Seller or in which Seller has any right or interest of every type and description, real, personal and mixed, tangible and intangible, in each case belonging or related to or used in the Business, wherever located, other than the Excluded Assets (collectively, the "PURCHASED ASSETS"), including, without limitation, the following as the exist as of the Closing Date (excluding, in each case, the Excluded Assets):


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                  (a) all rights of Seller under all contracts, agreements,
leases, commitments, and sales and purchase orders, and under all commitments, bids and offers, including the rights of Seller to receive goods or materials for inventory as the result of orders placed by Seller in the Ordinary Course of Business prior to the Closing Date and which services are not performed and which goods and materials are not delivered prior to the Closing Date;

                  (b) all of Seller's interests in and rights to and under all real or personal property owned or leased by Seller in connection with the Business, including all leases or contracts relating thereto, including, without limitation, all real property and Tangible Personal Property listed on Schedule 2.01(b) hereof;

                  (c) all rights of Seller in all Receivables, cash and cash equivalents;

                  (d) all of Seller's books of account, general, financial, tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and all Computer Programs and files and any of Seller's rights thereto related to or used in the Business;

                  (e) all rights of Seller in Intellectual Property;

                  (f) the goodwill of Seller relating to the Business; and

                  (g) all of Seller's right, title and interest in, to and under all other assets, rights and claims of every kind and nature relating to or used by or useful to Seller in connection with the operation of the Business.

         SECTION 2.02 EXCLUDED ASSETS. The Purchased Assets shall exclude the following assets owned by Seller (the "EXCLUDED ASSETS"):

                  (a) the rights of Seller under all contracts, agreements and commitments listed on SCHEDULE 2.02 attached hereto;

                  (b) all rights of Seller under this Agreement, the Ancillary Agreements and any other Transaction Document;

                  (c) Seller's corporate records, including, without limitation, the Operating Agreement;

                  (d) Assets constituting any pension or other funds for the benefit of Seller's employees including, without limitation, Seller's 401(k) plan;

                  (e) the Parent Shares;

                  (f) all books of account, general, financial, tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and all Computer Programs and files and any rights thereto in each case related exclusively to Excluded Assets or Excluded Liabilities; and


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                  (g) all physical forms of Software Programs included as part of the Purchased Assets.

         SECTION 2.03 ASSUMPTION AND EXCLUSION OF LIABILITIES. (a) In connection with its acquisition of the Purchased Assets, Buyer shall not assume, discharge or perform any Liabilities of Seller other than the following Liabilities specifically identified below (the "ASSUMED LIABILITIES"), all of which Buyer shall assume, discharge and perform, as appropriate, from and after the Effective Time:

                           (i) all of the obligations of Seller under the Material Contracts and under other contracts, agreements, leases, commitments, sales and purchase orders, commitments, bids and offers included as part of the Purchased Assets (collectively, the "Transferred Contracts"); PROVIDED, that Buyer shall not assume, and does not hereby agree to pay, discharge or perform, any Damages which arise out of any breach by Seller of any such Transferred Contracts or other agreements prior to the Closing unless such breaches are otherwise disclosed on the Disclosure Schedules;

                           (ii) the other accrued expenses of Seller, if any, which have been incurred in the Ordinary Course of Business prior to the Closing Date in amounts consistent with past practice and which are reflected in the books of account of Seller (other than the Excluded Liabilities), including, without limitation, the obligations of Seller to receive and pay for services rendered and goods and materials for inventory which were accrued by Seller in the Ordinary Course of Business on or prior to the Closing Date and which were not rendered or delivered prior to the Closing Date, all of which are listed on
         Schedule 2.03;

                           (iii) all other debts and obligations of the Business reflected on the books and records of Seller as of the Closing Date and listed on Schedule 2.03 hereto (except as noted thereon);

                           (iv) the sales tax obligations arising in connection with the transfer of the Tangible Personal Property; and

                           (v) the Liabilities for accrued vacation due employees of Seller who become employed by Buyer after the Closing.

         It is not the intention of Buyer or Seller that the assumption by Buyer of the Assumed Liabilities shall in any way enlarge the rights of any third parties relating thereto. Nothing contained herein shall prevent Buyer or Seller from contesting any of the Assumed Liabilities with any third party obligee.

                  (b) Buyer shall have no Liability whatever for any Liabilities of Seller which are not specifically assumed in accordance with the provisions of this Agreement, and Seller shall retain, and shall be responsible for paying, performing and discharging when due, (1) all other Liabilities and obligations of Seller or any of its Affiliates relating to the operation or conduct of the Business or ownership of the Purchased Assets prior to the Closing Date and (2) all Liabilities of Seller arising out of Seller's operation of its business after the Closing Date (collectively, the "EXCLUDED LIABILITIES"), including, without limitation:


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                           (i) other than the sales taxes included as part of
         the Assumed Liabilities pursuant to Section 2.03(a)(iv), all Taxes imposed on or with respect to income now or hereafter owed by Seller or attributable to the Business or the Purchased Assets, relating to any period, or any portion of any period, ending on or prior to the Closing Date;

                           (ii) all Liabilities relating to or arising out of the Excluded Assets;

                           (iii) all costs and expenses, including, without limitation, professional fees and expenses in excess of $60,000 incurred by Seller relating to the transactions contemplated by this Agreement and the Ancillary Agreements;

                           (iv) all Liabilities based upon or arising out of a violation of any law, rule or regulation by Seller on or prior to the Closing Date including, without limitation, (A) any violation of any federal or state securities laws except to the extent such violations arise as a direct result of the actions or inaction of Buyer or Parent, including without limitation, in connection with the issuance of the Parent Shares and (B) all Liabilities arising out of Seller's failure to file timely any Forms 5500 or other reports required to be filed in respect of any of Seller's employee benefit plans;

                           (v) any Damages arising out of any Claim of a third party, including, without limitation, any Liabilities arising out of
         (i) any violation by Seller of any rights of third parties in respect of any Intellectual Property, (ii) any violation by Seller of any other Intellectual Property rights of any third parties in connection with Seller's operation of the Business, and (iii) any express or implied representation, warranty, agreement or guarantee made by Seller, or which is imposed by operation of law, in connection with any products or goods sold by Seller or any of its Affiliates or any services performed by Seller or any of its Affiliates, including, without limitation, any claim of a third party relating to the repair or replacement of any such product or seeking recovery for tort claims, property damage, consequential Damages, loss, lost revenue or income or personal injury;

                           (vi) all Liabilities for any advances, loans, notes or other obligations (including interest incurred on such advances, loans, notes and other obligations) owed to any Seller Member, any Affiliate of Seller or any Affiliate of any Seller Member; and


                           (vii) except as set forth in Section 2.03(a)(v) or as provided pursuant to Section 6.02, all Liabilities for any pension, payroll, severance and other employee benefits or obligations with respect to any of Seller's employees for all periods during their employment with Seller.

                  SECTION 2.04 PURCHASE PRICE. (a) In consideration of the sale of the Purchased Assets to Buyer, at the Closing Buyer shall (1) wire to an account designated by Seller to Buyer or Parent, readily available funds in the amount of $1,214,000 in cash and (2) deliver, as set forth below, 200,616 Parent Shares (together with the cash, the "Purchase Price"), payable as hereinafter set forth. At the Closing Buyer shall:


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                           (i) deliver to the Seller a certificate or
         certificates for an aggregate of 180,555 of the Parent Shares registered in the name of Seller; and

                           (ii) deliver to State Street Bank & Trust Company, as escrow agent (the "ESCROW AGENT") a certificate for an aggregate of 20,061 Parent Shares (the "ESCROW SHARES") to be registered in the name of Seller to be held by the Escrow Agent pursuant to and in accordance with the Escrow Agreement to be executed by the Escrow Agent and the other parties hereto substantially in the form of EXHIBIT E hereto.

                  (a) In consideration for the transfer of the Purchased Assets, upon the terms and subject to the conditions set forth in this Agreement, Buyer shall, on the Closing Date, assume the Assumed Liabilities pursuant to this Agreement and the Assumption Agreement.

                  SECTION 2.05 CLOSING. Subject to the satisfaction or waiver of each of the conditions set forth in Article VIII of this Agreement, the closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., in New York, New York at 10:00a.m. on December 3, 1999, or such other location, date and time as may be agreed upon by the parties (such date and time being called the "CLOSING DATE"). At the Closing, Seller shall deliver or cause to be delivered to Buyer (i) the executed Bill of Sale transferring the Purchased Assets to Buyer, (ii) the executed Assumption Agreement and (iii) all other assignments or other instruments of transfer requested by Buyer and made available to Seller to effect legally the transfer of any the Purchased Assets from Seller to Buyer. Notwithstanding the foregoing, the data and related programming for Seller's web site(s) with the URL's listed on Schedule 3.22 hereto, whether or not included in any definition of Owned Software or Third Party Software, shall not be transferred physically, but shall, at the request of Buyer, be sent electronically to an ISP or other internet address specified in writing by Buyer to Seller. Buyer will send written confirmation to Seller promptly after the successful electronic transmission thereof to confirm such successful receipt. All books, data, documents, instruments, and other records relating to the Business, the Purchased Assets and the Assumed Liabilities (other than those relating exclusively to Excluded Assets or Excluded Liabilities) shall be delivered to Buyer at the principal office of Seller in Marina Del Rey, California. At the Closing, the parties shall also deliver or cause to be delivered to the other parties the certificates, opinions and Ancillary Agreements required to be delivered by the parties pursuant to Article VIII and Buyer shall wire the cash portion of the purchase price and deliver the Parent Shares in accordance with Section 2.04(a) above. All of the transactions contemplated hereby shall be effective from and after 5:00 p.m. local California time on the Closing Date (the "Effective Time").


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                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                                   THE SELLER

         As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer and Parent as follows (with disclosure of any item on one portion of the Disclosure Schedules being deemed disclosure of such item on all relevant portions of the Disclosure Schedules and with the Disclosure Schedules being made a part hereof):

         SECTION 3.01 ORGANIZATION AND QUALIFICATION. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in California and each other jurisdiction in which the ownership or leasing of its assets or properties or conduct of the business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. Seller has no Subsidiaries.

         SECTION 3.02 CORPORATE POWER AND AUTHORITY; VALIDITY. Seller has the limited liability company power and authority (i) to own and hold its assets and properties and to carry on the Business and (ii) to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary limited liability company action on the part of Seller. This Agreement has been, and each of the other Transaction Documents to be executed and delivered by Seller and, where applicable, the Seller Affiliate Members, will be, when executed and delivered by Seller, duly executed and delivered by Seller and, where applicable, the Seller Affiliate Members. This Agreement constitutes, and each other Transaction Document when so duly executed and delivered by Seller will constitute, the legal, valid and binding obligation of the Seller and, where applicable, the Seller Affiliate Members enforceable against each of the Seller and, where applicable, the Seller Affiliate Members, in accordance with its and their respective terms.

         SECTION 3.03 NO CONFLICT. Neither the execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party, the consummation by Seller of the transactions contemplated hereby or thereby, nor the performance by Seller of this Agreement and such other Transaction Documents in compliance with the terms and conditions hereof and thereof, will
(i) violate, conflict with or result in any breach of Seller's Charter Documents, (ii) require by or on behalf of Seller any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person (except as disclosed on SCHEDULE 3.03(i) hereto),
(iii) violate, conflict with or result in a breach in any material respect, or default or termination (or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any of the obligations of Seller or increase or otherwise affect the obligations of Seller) under any law, rule, regulation or any governmental permit, license or Order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument or obligation to which Seller is a party or by which Seller any of its assets are subject or affected or (iv) result in the creation of any Encumbrance upon any of the Purchased Assets.

         SECTION 3.04 FINANCIAL STATEMENTS. Seller has previously delivered to Seller true and complete copies of the (i) audited balance sheet of Seller as of December 31, 1997 and the related profit and loss statement (together, the "1997 FINANCIAL STATEMENTS"), (ii) audited balance sheet of Seller as of December 31, 1998 and the related profit and loss statement (together, the "1998 FINANCIAL STATEMENTS"). Attached hereto as Schedule 3.04 are the unaudited balance sheet of Seller as of October 31, 1999 and the related profit and loss statement for the 10 month period then ended (the "1999 FINANCIAL STATEMENTS"). All such financial statements (together, the "FINANCIAL STATEMENTS") have been prepared in accordance with GAAP consistently applied subject, in the case of the 1999 Financial Statements, to usual and customary year-end audit adjustments, which will not be material in amount or effect, and were prepared from the books and records of Seller. The Financial Statements present fairly the financial position of Seller as of the dates thereof and the results of its operations for the periods ended on the dates thereof. Seller has made available to Buyer or its representatives all of its books of account and documents of original entry, including all worksheets, notes and schedules related to such financial statements, and representatives of Buyer have examined the same.

         SECTION 3.05 [Intentionally Omitted].

         SECTION 3.06 ABSENCE OF MATERIAL ADVERSE CHANGE. (a) Since the date of the 1999 Financial Statements, there has been no Material Adverse Change, and there is no condition or development or contingency of any kind existing or in prospect (other than (i) changes in the Ordinary Course of Business consistent with prior practice and (ii) activities of competitors in the ordinary course of their respective businesses) which could be expected to have any Material Adverse Change. Seller is not bound by any agreement, or subject to any charter or other corporate restriction or any legal requirement, which has, or would be expected to have, a Material Adverse Effect, except as disclosed on SCHEDULE 3.06(A) hereto.

                  (b) Since the date of the 1999 Financial Statements, Seller has not, except as described on Schedule 3.06(b) hereto:

                           (i) incurred any indebtedness for borrowed money in
excess of $25,000 in the aggregate:

                           (ii) declared or paid any dividend or declared or
made any other distribution of any kind to its members, or made any direct or indirect redemption, retirement, purchase or other acquisition if any its limited liability company interests or units;

                           (iii ) made any loan or advance to any of its
members, officers, managers, employees, consultants, agents or other representatives (other than travel and other reasonable advances made in the Ordinary Course of Business), all of which are reflected in Seller's books and records, or made any other loan advance otherwise than in the Ordinary Course of Business;

                           (iv) made any payment or commitment to pay any
severance or termination pay to any of its officers, managers, employees, consultants, agents or other representatives, other than payments to, or commitments to pay, persons made in the Ordinary Course of Business;

                           (v) except in the Ordinary Course of Business,
entered into any lease (as lessor or lessee) other than Seller Sublease; sold, abandoned or made any other disposition of any of its assets or properties; granted or suffered any Encumbrances on any of its assets or properties; entered into or amended any Material Contract or other material agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any party or to refrain from competing with any party:

                           (vi) except for inventory or equipment acquired in
the Ordinary Course of Business, made any acquisition of all or any substantial part of the assets, properties, capital stock or business of any other Person;

                           (vii) incurred any contingent liability as a
guarantor or otherwise with respect to the obligations of others, cancelled any material debt or claim or waived any material right;

                           (viii) incurred any damage, destruction or loss,
whether or not covered by insurance, materially and adversely affecting its properties, assets or Business; or

                           (ix) made any change in its accounting methods or
practices, credit practices or collection policies.

         SECTION 3.07 INVENTORIES. The inventories and supplies of the Business are at normal and adequate levels, and of a type and quality, necessary for the continuation of the Business in the Ordinary Course of Business.

         SECTION 3.08 RECEIVABLES. Except as set forth in Schedule 3.08, all Receivables reflected on the 1999 Financial Statements and all Receivables arising subsequent to the date of the 1999 Financial Statements have arisen in the Ordinary Course of Business of Seller, represent valid and enforceable obligations due to Seller, and to Seller's knowledge have been and are subject to no set-off or counter-claim. Seller has no Receivables from any person, firm or corporation which is affiliated with Seller or from any member, manager, officer or employee of Seller.

         SECTION 3.09 TAXES. (a) None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code. None of the Purchased Assets is property that is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

                  (b) All Federal, State and local Tax returns required to be filed by or with respect to Seller or its assets have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax returns are required to be filed, and all such Tax returns are true, complete and correct in all material respects. Seller has duly and timely paid all Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to it for periods covered by such Tax returns, except as set forth on SCHEDULE 3.09(b).

                  (c) Seller has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

                  (d) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Seller for any taxable period.

                  (e) All deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax returns of or covering or including Seller have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor has Seller received any notice from any taxing authority that it intends to conduct such an audit or investigation, except as disclosed on SCHEDULE 3.09(e) hereto.

                  (f) Seller is not a foreign person within the meaning of
Section 1445 of the Code, nor has Seller been a United States real property holding corporation within the meaning of Section 897(c)(2) during the applicable period specified in Section 897(c)(1)(A)(ii).

                  (g) No claim has been made by a taxing authority in a jurisdiction where Seller does not file Tax returns such that it is or may be subject to taxation by that jurisdiction.

                  (h) Seller is not party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have obligation to make any payments after the Closing.

                  (i) There are no liens with respect to Taxes upon any of the Purchased Assets.

                  (j) Seller has no liability for the taxes of any Person under Regulation 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract, or otherwise.

         SECTION 3.10 LITIGATION. Except as set forth on SCHEDULE 3.10 attached hereto, there is no Action pending or, to the knowledge of Seller, threatened against, contemplated or affecting Seller, any of the Seller Affiliate Members, the Business or the transactions contemplated hereby (whether or not Seller is a party or prospective party thereto) that if adversely determined would have a Material Adverse Effect or that involves the validity of this Agreement or any Ancillary Agreement. There are no outstanding Orders involving or affecting Seller, the Business or the transactions contemplated hereby. Except as set forth on SCHEDULE 3.10 attached hereto, there is no Action by Seller pending or threatened against others with respect to or relating in any way to the Business or the Purchased Assets.

         SECTION 3.11 CERTAIN PRACTICES. Neither Seller nor, to Seller's knowledge, any of Seller's officers, employees or agents has, directly or indirectly, given or agreed to give any significant rebate, gift or similar benefit to any supplier, customer, governmental employee or other person who was, is or may be in a position to help or hinder Seller or the Business (or assist in connection with any actual or proposed transaction) which (i) could subject Seller, or Buyer to any damage or penalty in any civil, criminal or governmental Action, or (ii) if not continued in the future, would result in a Material Adverse Effect.

         SECTION 3.12 COMPLIANCE WITH LAW. Seller has complied with all laws, ordinances, legal requirements, rules, regulations and Orders applicable to it, its operations, properties, assets, products and services and the Business and Seller is not in violation of or in default under any such law, ordinance, legal requirement, rule, regulation or Order, which non-compliance, violation or default would have a Material Adverse Effect.

         SECTION 3.13 LICENSES AND PERMITS. SCHEDULE 3.13 attached hereto lists all material licenses, permits, pending applications, consents, approvals and authorizations of or from any Governmental Authority, used in or otherwise necessary for the operation or conduct of the Business or the ownership or use of the Purchased Assets (collectively, the "PERMITS"). No other Permits are required for Seller's conduct of the Business in the Ordinary Course of Business or Seller's ownership or use of the Purchased Assets. Seller has complied in all material respects with all conditions and requirements imposed by the Permits. Seller owns or has the right to use the Permits in accordance with the terms thereof, and each Permit is valid and in full force and effect, other than those Permits the loss or invalidity of which would not have, individually or in the aggregate, a Material Adverse Effect.

         SECTION 3.14 LABOR AND EMPLOYEE RELATIONS. Seller is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and Seller has no knowledge of any attempt to organize any of such employees by any person, unit or group seeking to act as their bargaining agent.

         SECTION 3.15 EMPLOYEES. Attached hereto as SCHEDULE 3.15 is a true, complete and correct list of each of Seller's employees and independent contractors, together, solely with respect to those employees and contractors who Seller contemplates will be available for employment by Buyer as of the Closing Date (the "SELLER EMPLOYEES"). Seller previously has provided Buyer with a true, complete and correct list of the current salary and benefits (or other compensation, with respect to Seller Employees who are independent contractors) with respect to each such person. No Seller Employee has a written employment or consulting agreement with Seller except as disclosed on SCHEDULE 3.15 hereto. No Seller Employee has indicated to Seller that he or she intends to terminate his or her employment or independent contractor status in connection with the transactions contemplated hereby or otherwise or seek a material change in his or her duties or status in connection with the Business, except as disclosed on
SCHEDULE 3.15 hereto.

         SECTION 3.16 EMPLOYEE BENEFITS.

                  (a) EMPLOYEE BENEFIT PLANS. SCHEDULE 3.16 attached hereto contains a complete and correct list of each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that currently is covering any present or former officer, director, employee of consultant of Seller and each other material plan or arrangement providing for severance benefits, deferred compensation, fringe benefits, pension benefits, insurance benefits, profit sharing, retirement benefits, stock purchases, stock options, incentives, bonuses, vacations, disability benefits, hospitalization benefits, medical insurance, life insurance and other employee benefit plans, programs or arrangements or any similar type of benefit or compensation covering any present or former officer, director, employee of consultant of Seller (an "EMPLOYEE PLAN"). Seller has attached as part of the Disclosure Schedule complete and correct copies of the material documents comprising each

Employee Plan and (where applicable) the summary plan description for each Employee Plan. Each Employee Plan which is subject to ERISA conforms in all material respects to, and its operation and administration are in all material respects in compliance with, all applicable requirements of ERISA. There has been no prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code with respect to any Employee Plan. There are no Actions pending (other than routine claims for benefits) or, to Seller's knowledge, threatened against any Employee Plan or against the assets of any Employee Plan.


                  (b) PENSION PLANS. Except as set forth on SCHEDULE 3.16, Seller has not maintained or contributed to, and has not been required to maintain or contribute to, any Employee Plan which is intended to be qualified as a pension plan under Section 401(a) of the Internal Revenue Code or which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA).

                  (c) WELFARE PLANS. None of the Employee Plans is an employee welfare benefit plan (as defined in Section 3(1) of ERISA).

         SECTION 3.17 TANGIBLE PROPERTIES. Except as set forth on SCHEDULE 3.17, with respect to all tangible personal property owned by or leased to Seller and belonging or relating to or used or intended to be used in the Business and that is part of the Purchased Assets (the "TANGIBLE PERSONAL PROPERTY"), (i) Seller has good title free and clear of all Encumbrances (other than Permitted Encumbrances) to all Tangible Personal Property owned by Seller and (ii) all leases, conditional sale contracts, franchises or licenses relating to leased Tangible Personal Property are valid and in full force and effect, and there is no existing default or event of default or event which with notice or lapse of time or both would constitute such a default under any of such instruments, which in any case individually or in the aggregate could have a Material Adverse Effect. The Tangible Personal Property is usable for the purposes for which it is currently used, and each item of Tangible Personal Property, whether owned or leased, is in good operating condition and repair and has been properly maintained, ordinary wear and tear excepted. With respect to the Tangible Personal Property, except for the representations and warranties contained herein or in any other Transaction Document, all such Tangible Personal Property shall be sold and transferred "as is where is" and all other implied warranties existing under applicable laws with respect thereto are expressly disclaimed by Seller.

         SECTION 3.18 OWNED PREMISES. There is no real property owned by Seller, and all buildings and other structures utilized by Seller in connection with the operation of the Business are located on the Leased Parcels.

         SECTION 3.19 LEASED PARCELS. SCHEDULE 3.19 attached hereto sets forth a summary of lease information with respect to the sole parcel of real property leased by Seller (the "LEASED PARCEL"). The Leased Parcel is leased pursuant to a sublease with an Affiliate of the Seller. Such lease (i) is in full force and effect (no event of default or default which, with the lapse of time or notice or both, would entitle the lessor to terminate the same exists under any such lease and (ii) to Seller's knowledge, is enforceable by Seller in accordance with its terms. Seller has the right to use the Leased Parcel in accordance with the terms of the lease free and clear of all Encumbrances (other than Permitted Encumbrances) or other interests or rights of third parties. Except as set forth on Schedule 3.19, all current uses of the Leased Parcel conform in all material respects to all applicable laws, ordinances, rules and regulations. There is no violation by Seller or, to Seller's knowledge, by any other Person of any covenant, restriction or other agreement contained in any lease covering a Leased Parcel, except those which do not or would not have a Material Adverse Effect.

         SECTION 3.20 ENVIRONMENTAL MATTERS. (a) No event has occurred or condition exists or operating practice is being employed by Seller that could give rise to any Action or Order under any Environmental Law or Environmental Permit. Seller is, and, to Seller's knowledge, the Leased Parcels are, in compliance with all Environmental Laws, except where the noncompliance therewith has not had and would not have a Material Adverse Effect.

         SECTION 3.21 MATERIAL CONTRACTS. (a) SCHEDULE 3.21 attached hereto sets forth a list of the following written contracts, agreements, commitment, and licenses to which Seller is a party and that relate to the Business (the "MATERIAL CONTRACTS"):

                           (i) all contracts, agreements, purchase orders and other arrangements, for the purchase or sale of merchandise, supplies or other property or for the furnishing of services under the terms of which Seller in the aggregate (A) paid or received during the 10 month period ended October 31, 1999 more than $10,000 or (B) is likely to pay or receive more than $10,000 over the remaining term of the contract;

                           (ii) all broker, distributor, dealer, manufacturer's representative, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which Seller is a party and which involve payments in the aggregate in excess of $10,000;

                           (iii) all management contracts or contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment within 30 calendar days of notice of such cancellation and which involve payments in the aggregate in excess of $10,000;

                           (iv) all contracts and agreements with any Governmental Authority;

                           (v) all contracts and agreements that limit the ability of Seller or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

                           (vi) all contracts, agreements and other arrangements between or among Seller or any Subsidiary and any officer, director or Seller Affiliate Members (or member of the family of any officer, director or Seller Affiliate Members);

                           (vii) all contracts, agreements and other arrangements under any Employee Plan;

                           (viii) all contracts, agreements, instruments or other documents relating to Seller's indebtedness for borrowed money or obligations under any capitalized leases or guarantees; and

                           (ix) all other contracts, agreements and other arrangements, whether or not made in the Ordinary Course of Business, the absence of which would result in a Material

         Adverse Effect.

                  (b) There have been delivered or made available to Buyer true and complete copies of all of the Material Contracts (and all amendments, waivers or other modifications thereto). Except as set forth on SCHEDULE 3.21, all of such Material Contracts are in full force and effect, binding upon Seller, and to the knowledge of Seller, binding upon the other parties thereto in accordance with their terms, and Seller has paid in full or accrued all amounts now due thereunder and has satisfied in full or provided for all of its Liabilities and obligations thereunder which are presently required to be satisfied or provided for, and is not in default in any material respect under any of them, nor, to the best knowledge of Seller, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default in any material respect thereunder.

                  (c) Except as set forth on SCHEDULE 3.21(c) hereto, no Material Contract specifically prohibits assignment to Buyer or states that prior written consent for any such assignment is required, and to Seller's knowledge, no such prohibition or requirement otherwise exists.

         SECTION 3.22 INTELLECTUAL PROPERTY. (a) SCHEDULE 3.22 attached hereto sets forth a list of all Intellectual Property rights owned, controlled, licensed or used by Seller in connection with its operation of the Business.
SCHEDULE 3.22 indicates for each listed item, the applicable jurisdiction, registration number (or application number), and date issued (or date filed) of each item of Intellectual Property. Seller has delivered or made available to Buyer true and complete copies (or descriptions) of all of such Intellectual Property rights. All trademarks, service marks, Internet domain name registrations and applications (and any other interests therein), patents and copyrights listed on Schedule 3.22 are in full force, and Seller is entitled to the use thereof. Except as set forth on Schedule 3.22, Seller owns or possesses adequate licenses or other rights to use all Intellectual Property necessary to conduct the Business as conducted by Seller in the Ordinary Course of Business, except where the failure to do so would not have a Material Adverse Effect, and Seller has not taken any action, or failed to take any action, in any event, that could cause such rights not to be duly and validly transferred to Buyer pursuant to the terms of this Agreement, free of all Encumbrances except Permitted Encumbrances.

                  (b) The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, will not breach, violate or conflict in any material respect with any instrument or agreement governing any Intellectual Property used in the conduct of the Business, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Intellectual Property , and Seller has not taken any action, or failed to take any action, in any event, that could impair in any material respect the right of Buyer to use, sell, license (or sublicense), dispose of, or bring any action for the infringement of, any Intellectual Property or portion thereof that is part of the Purchased Assets:

                  (c) Except as set forth on SCHEDULE 3.22(c), there are no royalties, honoraria, fees or other payments payable by Seller to any person by reason of the ownership, use, license (or sublicense), transmission, broadcast, delivery (electronically or otherwise), sale, or disposition of the Intellectual Property.

                  (d) Except as set forth on SCHEDULE 3.22, neither the manufacture, marketing, license

(or sublicense), sale, transmission, delivery (electronically or otherwise), or use of any product or service currently licensed, sold, marketed, transmitted, broadcast, delivered (electronically or otherwise) or used by Seller or currently under development by Seller, in the conduct of the Business violates any license (or sublicense) or agreement of Seller with any third party or, to Seller's knowledge, infringes any common law or statutory rights of any other party, including, without limitation, rights relating to defamation, contractual rights, Intellectual Property and rights of privacy or publicity; nor, to the best knowledge of Seller, is any third party materially infringing upon, or violating any license (or sublicense), transmission, broadcast, delivery, (electronically or otherwise) or agreement with Seller relating to, any Intellectual Property; and there is no pending or overtly threatened claim or litigation contesting the validity, ownership or right to use, manufacture, sell, license (or sublicense), transmit, broadcast, deliver (electronically or otherwise) or dispose of any Intellectual Property, nor, to Seller's knowledge, is there any basis for any such claim. Seller has not received any notice asserting that any Intellectual Property used in the Business or the proposed use, manufacture, sale, license (or sublicense), transmission, broadcast, delivery (electronically or otherwise) or disposition thereof in connection of the Business conflicts or will conflict with the rights of any other party nor, to Seller's knowledge, is there any basis for any such assertion.

                  (e) No licenses or rights have been granted by Seller, nor has Seller authorized any employee, consultant, officer, director, member, agent or affiliate to grant and licenses or rights, to distribute the source code of, or to use source code to create Derivative Works, of, any product currently marketed by, commercially available from or under development by Seller for which Seller possesses the source code. As used herein, "Derivative Work" shall mean a work that is based upon one or more preexisting works, such as a revision, enhancement, modification, abridgment, condensation, expansion or any other form in which such preexisting works may be recast, transformed or adapted, and which, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement. For purposes herein, a "Derivative Work" shall also include any compilation that incorporates such a preexisting work as well as translations from one type of code to another.

                  (f) Except as set forth on SCHEDULE 3.22, no person has any marketing rights to any of the Intellectual Property of Seller (excluding Intellectual Property licensed to Seller by third parties).

                  (g) Seller does not own and has not filed any application for patents. All trademarks, and copyrights are currently in compliance in all material respects with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to trademarks), and are not subject to any maintenance fees or actions falling due within ninety (90) days after the Effective Time. No trademark has been or is now involved in any cancellation and no such action is overtly threatened with respect to any of the trademarks. All trademarks of Seller set forth on SCHEDULE 3.22 have been in continuous use by Seller.

                  (h) SCHEDULE 3.22 sets forth a complete and accurate list of all license agreements granting any right to use or practice any rights under any Intellectual Property Rights that are material to the operation of the Business in the Ordinary Course of Business, whether Seller is the licensee or licensor thereunder and any assignments, consents, term, forbearances to sue, judgments, orders, settlements or similar obligations relating to any Intellectual Property to which Seller is a party or otherwise bound (collectively, the "License Agreements"), indicating for each, where applicable, the title, the parties, date executed, whether or not it is exclusive and the Intellectual Property covered thereby. Except as set forth on SCHEDULE 3.22, the License Agreements are valid and binding obligations of Seller, enforceable in accordance with their terms, and, to Seller's knowledge, there exists no event or condition which will result in a violation or breach in any material respect of, or constitute (with or without due notice or lapse of time or both) a default in any material respect by Seller under any such License Agreement.

         SECTION 3.23  SOFTWARE.

                  (a) SCHEDULE 3.23 sets forth a true and complete list and description of all Computer Programs (A) designed or developed or under development by employees of Seller or by consultants on Seller's behalf (the "Owned Software") or (B) licensed by Seller from any third party or constituting "off-the-shelf" software (the "Licensed Software"), in each case that is manufactured or used by Seller in the operation of the Business or marketed, licensed or sold by Seller to third parties (collectively, the "Software") and, in the case of Licensed Software, SCHEDULE 3.23 identifies each license agreement with respect thereto. Seller has delivered to Buyer copies of all documentation in Seller's possession relating to the Owned Software.

                  (b) Seller owns all right, title and interest in and to the Owned Software, and all copyrights thereto, free and clear of any Encumbrance and has not sold, assigned, licensed, distributed or in any other way disposed of or subjected the Owned Software to any Encumbrance except as provided on
SCHEDULE 3.23. None of the Owned Software incorporates, is based on or is a derivative work of any third party code that is subject to the terms of a public source license or otherwise imposes conditions on the terms and conditions under which the Owned Software may be used or distributed.

                  (c) To Seller's knowledge, except as set forth on SCHEDULE 3.23, the Licensed Software is validly held and used by Seller and may be used by Seller and assigned to Buyer pursuant to the applicable license agreement with respect thereto without the consent of or notice to any third party and Seller's use of such Licensed Software does not conflict with or violate in any material respect any such license.

                  (d) To Seller's knowledge, the Owned Software is free from any significant software defect, is free from any programming, documentation error or virus ("Bugs") not consistent with commercially reasonable industry standards acceptable for such Bugs, operates and runs in a reasonable and efficient business manner, conforms to the specifications thereof, and, the applications can be compiled from their associated source code without undue burden, except for such Bugs which would not be expected to have a Material Adverse Effect.

                  (e) To Seller's knowledge, Seller has not altered its data, or any Software or supporting software that may in turn damage the integrity of the data, whether stored in electronic, optical or magnetic or other form. Seller has furnished Parent with all documentation in its possession relating to the use, maintenance and operation of the Software.

                  (f) Seller's Owned Software (including existing products Owned Software and technology and Owned Software and technology currently under development) is designed to be used in connection with dates after December 31, 1999, pursuant to written policies that were provided to Buyer.

         SECTION 3.24 CELEBRITIES. Set forth on SCHEDULE 3.24 attached hereto is a list of celebrities and talent with whom Seller has entered into agreements for Seller to develop, operate and market web sites on behalf of such celebrities and talent, together with the amount of revenues attributable to agreements with such celebrities and talent as expressed in dollars for the 9 months ended September 30, 1999. No celebrity has terminated, materially reduced or overtly threatened to terminate its agreement with or materially reduce its relationship with the Seller, as the case may be, whether in connection with the transaction contemplated hereby or otherwise.

         SECTION 3.25 TRANSACTIONS WITH AFFILIATES. Except as set forth on
SCHEDULE 3.25, no manager, officer or Seller Affiliate Member (i) has any direct or indirect financial interest in any competitor, supplier or customer of Seller, (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Seller uses or has used in the conduct of the Business, or (iii) has outstanding any indebtedness to Seller. Seller does not have any liability or obligation to any manager, officer or Seller Affiliate Member.

         SECTION 3.26 INSURANCE. SCHEDULE 3.26 sets forth a list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors and officers and other insurance held by Seller. Such policies and binders are in full force and effect, all premiums with respect thereto are currently paid, are reasonably believed to be adequate for the Business. Seller is, and will be through the Closing Date, adequately insured with responsible insurers against risks normally insured against by companies in similar lines of business under similar circumstances. Seller (i) has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, (ii) has not received notice of cancellation or non-renewal of any such policy or binder, (iii) is not aware of any threatened or proposed cancellation or non-renewal of any such policy or binder, (iv) has not received notice of any insurance premiums which will be materially increased in the future, and (v) is not aware of any insurance premiums which will be materially increased in the future. There are no outstanding claims under any such policy which have gone unpaid for more than 45 days, or as to which the insurer has disclaimed liability.

         SECTION 3.27 BROKER'S FEE. No Person has or will have, as a result of the execution, delivery and performance by Seller of this Agreement or the Ancillary Agreements, any right, interest or claim against or upon Buyer or any other Person for any commission, fee or other compensation as finder or broker or in any similar capacity.

         SECTION 3.28 INVESTMENT INTENT. Seller will, upon consummation of the transactions contemplated hereby, be acquiring the Parent Shares for its own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution thereof, and it and they have no present intention of distributing or selling the Parent Shares. Seller understands that the Parent Shares to be delivered hereunder will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state or other jurisdiction, and hereby agrees not to make any sale, transfer or other disposition of any thereof other than in connection with a dissolution of Seller or a distribution of the Parent Shares to Seller's members and 3 employees of Seller unless either (i) such Parent Shares have been registered under the Securities Act and all applicable state and other securities laws and any such registration remains in effect or (ii) Seller shall have received an opinion of counsel from counsel, and in form and substance, satisfactory to Parent that registration is not required under the Securities Act or under applicable state securities laws.

         SECTION 3.29 OPPORTUNITY TO INVESTIGATE. Seller has (i) had the opportunity to ask questions of and has received satisfactory answers from the officers of Parent or persons acting on Parent's behalf concerning Parent and the terms and conditions of an investment in the Parent Shares and all such questions posed have been answered to its satisfaction; (ii) been given the opportunity to obtain any additional information it deems necessary to verify the accuracy of any information obtained concerning Parent; (iii) such knowledge and experience in financial and business matters that it is able to evaluate the merits and risks of acquiring the Parent Shares and to make an informed investment decision relating thereto; (iv) has been furnished with, and has read and reviewed, the Parent SEC Documents; (v) is aware of Parent's business affairs and financial condition and has acquired sufficient information about Parent to reach an informed and knowledgeable decision to acquire the Parent Shares to be issued to him, her or it; (vi) can afford to suffer a complete loss of his, her or its investment in such Parent Shares.

         SECTION 3.30 RULE 144. Seller (i) is familiar with the provisions of Rule 144 promulgated under the Securities Act which, in substance, permits limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof, in a non-public offering subject to the satisfaction of certain circumstances which require among other things: (1) the availability of certain public information about the issuer, (2) the resale occurring not less than one year after the party has purchased, and made full payment for, within the meaning of Rule 144, the securities to be sold; and, in the case of an affiliate, or of a non-affiliate who has held the securities less than two years, the amount of securities being sold during any three month period not exceeding the specified limitations stated therein, if applicable and
(3) the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Exchange Act); (ii) understands that if all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required prior to any sale of the Parent Shares; and that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk; and (iii) has either alone or together with Seller's "Purchaser Representative" (as such term is defined in Rule 501(h), as promulgated under the Securities
Act), such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring and holding the Parent Shares.

         SECTION 3.31 DISCLOSURE. All documents and schedules delivered or to be delivered by or on behalf of Seller in connection with this Agreement are true, complete and correct in all material respects. This Agreement, including, without limitation, the schedules and exhibits hereto and the certificates or other instruments or documents made or delivered in connection herewith or therewith, taken as a whole, does not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained herein or therein not misleading in view of the circumstances under which they were made.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

         Buyer and Parent hereby represent and warrant to Seller as follows:

         SECTION 4.01 ORGANIZATION AND QUALIFICATION. Buyer and Parent is each duly incorporated, validly existing and in good standing under the laws of the State of Delaware and each is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of its assets or properties requires it to be so licensed or qualified, except (i) where the failure to be so licensed or qualified would not individually, or in the aggregate, have a material adverse effect on the business or operations of Buyer or Parent and (ii) Buyer is not yet qualified to do business as a foreign corporation in the State of California.

         SECTION 4.02 CORPORATE POWER AND AUTHORITY; VALIDITY. Buyer and Parent each has the corporate power and authority to (i) own and hold its properties and (ii) execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party, including, without limitation, to sell and issue the Parent Shares. All corporate (including stockholder, if applicable) action necessary for the execution, delivery and performance by Buyer and Parent of this Agreement and such other Transaction Documents and the consummation by Buyer and Parent of the transactions contemplated hereby and thereby has been duly taken, and there are no preemptive rights with respect to issuance of the Parent Shares. This Agreement has been, and each of the other Transaction Documents when executed and delivered by Buyer and Parent will be, duly executed and delivered by such party, as the case may be. This Agreement constitutes, and each such Transaction Documents when duly executed and delivered by Buyer and Parent will be, the valid and binding obligation of Buyer and Parent, as applicable, enforceable against Buyer and Parent, as applicable, in accordance with its, respective terms, except as enforceability may be subject to the application of general equitable principles and to bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights.

         SECTION 4.03 NO CONFLICT. Neither the execution and delivery by Buyer or Parent of this Agreement and the other Transaction Documents to which each is to be a party, the consummation by Buyer of the transactions contemplated hereby or thereby, nor the performance by Buyer and Parent of this Agreement and such other Transaction Documents in compliance with the terms and conditions hereof and thereof, will (i) violate, conflict with or result in any breach of its Certificate of Incorporation, as amended, or Bylaws, (ii) require by or on behalf of Buyer or Parent any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, other than (A) the filing with the SEC of such reports and information under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of such documents with, and the obtaining of such orders from, various state securities and blue-sky authorities as are required in connection with the transactions contemplated hereby, and (C) such other consents, waivers, authorizations, filings, approvals and registrations which if not obtained or made would impair the Parent Shares or impair in any material respect the ability of (1) Parent or Buyer to consummate the transactions contemplated by this Agreement and perform its obligations hereunder or (2) Seller or Seller's Members and not more than 3 Seller's Employees to whom the Parent Shares are to be distributed following the Closing to receive and hold the Parent Shares in accordance with the provisions hereof (each of the actions reflected in clauses
(A) and (B) to be taken by Parent) (subject, in each case, to the accuracy of each of their representations contained in their Investment Representation and Lock-up Agreements, (iii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any of the obligations of Buyer or Parent or increase or otherwise affect the obligations of Buyer or Parent) under any law, rule, regulation, governmental permit, license or any Order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument or obligation to which Buyer or Parent is a party or by which Buyer or Parent or any of their respective assets are bound or affected or (iv) result in the creation of any Encumbrance upon the assets of Buyer or Parent.

         SECTION 4.04 BROKER'S FEES. No Person has or will have, as the result of the execution, delivery and performance by Buyer of this Agreement or the Ancillary Agreements, any right, interest or claim against or upon Seller or any other Person for any commission, fee or other compensation as finder, broker or in any similar capacity.

         SECTION 4.05 CAPITAL STOCK. Parent's Quarterly Report on Form 10-Q filed with the SEC with respect to the fiscal quarter ended July 31, 1999 (the "Form 10-Q"), sets forth a true, complete and accurate description of the authorized and outstanding shares of capital stock of Parent as of such date. Parent has duly authorized and reserved for issuance the Parent Shares as contemplated herein, and, when issued in accordance with the terms of Article II, the Parent Shares will be validly issued, fully paid and nonassessable and free of preemptive rights and other Encumbrances. Parent owns all the outstanding shares of capital stock of Buyer, and all of such shares are validly issued, fully paid and nonassessable and not subject to preemptive rights.

         SECTION 4.06 SEC DOCUMENTS.

                  (i) Parent has furnished or made available to Seller a correct and complete copies of Parent's Prospectus, dated May 14, 1999, Parent's Quarterly Report on Form 10-Q as filed with the SEC with respect to the fiscal quarter ended April 30, 1999, the Form 10-Q, and each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after the date of filing of the Form 10-Q which are all the documents (other than preliminary material) that Parent was required to file (or otherwise did file) with the SEC in accordance with Sections 13, 14 and 15(d) of the Exchange Act on or after the date of filing with the SEC of the Form 10-Q (collectively, the "Parent SEC Documents"). As of their respective filing dates, or in the case of registration statements, their respective effective times, none of the Parent SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Parent SEC Documents complied when filed, or in the case of registration statements, as of their respective effective times, in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder.

                  (ii) The financial statements (including the notes thereto) of Parent included in the Form 10-Q for the fiscal quarter then ended, complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP during the periods involved (except as may have been indicated in the notes thereto) and fairly and accurately present the financial position of Parent as at the dates thereof and the results of their operations, stockholders' equity and cash flows for the period then ended.

         SECTION 4.08 COMPLIANCE WITH LAW. Buyer and Parent each has complied with all laws, including securities laws, ordinances, legal requirements, rules, regulations and Orders applicable to it, its operations, properties, assets, products and services and the Business and neither Buyer nor Parent is in violation of or in default under any such law, ordinance, legal requirement, rule, regulation or Order, which non-compliance, violation or default would be expected to have a material adverse effect on Buyer's or Parent's ability to consummate the transactions contemplated hereby.

         SECTION 4.09 ADVERSE DEVELOPMENTS. Since the date on which the 10-Q was filed with the SEC, there has not been any material adverse change in the assets, properties, business, operations or condition (financial or otherwise) of Parent or Buyer.

         SECTION 4.10 INTELLECTUAL PROPERTY. Neither Parent nor Buyer has taken, nor failed to take any action, that would result in a violation by Seller of any of its representations or warranties contained in paragraphs (a) or (b) of
Section 3.22.


                                    ARTICLE V

                               COVENANTS OF SELLER

         In addition to the covenants contained in other sections of this Agreement, Seller each hereby covenants and agrees as follows:

         SECTION 5.01 COOPERATION. Seller shall use all commercially reasonable efforts to perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder, to the end that the transactions contemplated hereby will be fully and timely consummated. Seller shall use all commercially reasonable efforts to obtain all authorizations, consents and permits of others required to permit the consummation by it of the transactions contemplated by this Agreement, except to the extent waived by the Buyer in writing. To the extent that the assignment of any lease, contract, commitment or right which are among the Purchased Assets shall require the consent of other parties thereto and the Buyer shall have waived the receipt of such consent at the Closing, this Agreement shall not constitute an assignment thereof; provided, however, Seller shall use all commercially reasonable efforts after the Closing to obtain such consents or waivers to assure the Buyer of the benefits of such leases, contracts, commitments or rights. Buyer, Parent and Seller agree that nothing herein shall be deemed a waiver by the Buyer of its right to receive at the Closing an effective assignment of each of the Material Contracts or rights of Seller which are among the Purchased Assets.

         SECTION 5.02 ACCESS. Seller shall, upon reasonable request and notice and at reasonable times, give Buyer, its attorneys, accountants and other authorized representatives access to the assets and properties of Seller (including all books of account, general, financial, tax and personnel records, invoices, shipping records, supplier lists, patents, trademarks and other intellectual property, correspondence and other documents, records and files and all computer software programs and files), for the reasonable and legitimate due diligence inquiries of Buyer.


                                   ARTICLE VI

                          COVENANTS OF BUYER AND PARENT


             SECTION 6.01 COOPERATION. Buyer and Parent shall each use all commercially reasonable efforts to perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder, to the end that the transactions contemplated hereby will be fully and timely consummated. Buyer and Parent shall each use their commercially reasonable efforts to assist Seller in its efforts to obtain all authorizations, consents and permits of others required to permit the consummation by Seller of the transactions contemplated by this Agreement. To the extent that the assignment of any lease, contract, commitment or right which are among the Purchased Assets shall require the consent of or waiver by other parties thereto and Buyer shall have waived the receipt of such consent at the Closing, this Agreement shall not constitute an assignment thereof; provided, however, Seller shall use all commercially reasonable efforts after the Closing to obtain such consents or waivers to assure the Buyer of the benefits of such leases, contracts, commitments or rights. Nothing herein shall be deemed a waiver by the Buyer of its right to receive at the Closing an effective assignment of each of the Material Contracts or rights of Seller which are among the Purchased Assets. At Buyer's request and expense, Seller shall take all reasonable actions requested by Buyer to enforce for the benefit of Buyer any and all rights of Seller with respect to any such Purchased Asset that is not otherwise transferred pursuant to the provisions of this Agreement. Seller agrees to remit promptly to Buyer all collections or payments received by Seller in respect of all such Purchased Assets, and shall hold all such collections or payments for the benefit of, and promptly pay the same over to, Buyer to the extent Buyer would be entitled thereto if such Purchased Assets had been transferred to Buyer at the Closing in accordance with the terms of this Agreement; PROVIDED, HOWEVER, that nothing herein shall create or provide any rights or benefits in or to third parties.

         SECTION 6.02 EMPLOYEE MATTERS. On or prior to Closing, Buyer shall offer employment to those Seller Employees listed on SCHEDULE 3.15 hereto (the "Transferred Employees"). Buyer shall continue the employment of each of the Transferred Employees on the terms and conditions set forth in this Section 6.02, subject, however, to the agreement of each such employee to be employed by Buyer. Each Transferred Employee who agrees to be employed by Buyer (i) initially shall receive salary and benefits comparable to those currently being given similarly situated employees of Buyer, (ii) shall be an "at will" employee of Buyer, (iii) initially shall have a position with Buyer that is similar to the position such employee had with Seller and (iv) for purposes of Buyer or Parent benefit plans, shall be credited for such employee's length of service at Seller as if such employee were employed by Parent or a division or affiliate thereof during such time.


                                   ARTICLE VII

                         CERTAIN POST-CLOSING COVENANTS

         In addition to the covenants contained in other sections of this Agreement, Seller hereby covenants and agrees as follows:

         SECTION 7.01      EMPLOYEE MATTERS.

                  (a) As between Seller and Buyer, Seller shall retain responsibility for and continue to pay all medical, dental, life insurance, disability, supplemental unemployment, worker's compensation and other welfare plan expenses and benefits (other than accrued vacation) under the employee benefit plans and arrangements in effect on or prior to the Effective Time with respect to Seller Employees, and their covered dependents. As between Seller and Buyer, Buyer shall be responsible for and shall pay all such expenses and benefits under the employee benefit plans and arrangements in effect after the Effective Time with respect to Transferred Employees who become employed by Buyer or Parent on and after the Closing Date, and their covered dependents. For purposes of this subsection (a), a benefit shall be deemed paid for when the services that are the subject of the benefit are performed or when the event occurs which entitles the covered person or his or her dependents to such benefit.

                  (b) No provision of this Section 7.01 shall create any third-party beneficiary rights in any person or organization, including, without limitation, employees or former employees (including any beneficiary or dependent thereof) of Seller or any of its Affiliates, and trustees, administrators, participants or beneficiaries of any employee benefit plan or arrangement, including the currently existing plans of Seller, and no provision of this Section 7.01 shall create such third-party beneficiary rights in any such person or organization in respect of any benefits that may be provided, directly or indirectly, under any such employee benefit plan or arrangement.

         SECTION 7.02 NAME CHANGE. At the request of Buyer, and without further consideration to Seller, Seller shall change its corporate name and shall execute and deliver such other instruments or documents and take such further action, as may be reasonably requested in order that Buyer may lawfully register and file with, or obtain authorization from, any Governmental Authority to use the name "Celebrity Sightings", any corporate trade or name similar thereto or any derivative thereof. Notwithstanding the foregoing, Seller may continue use of its name solely in connection with its liquidation and dissolution.

         SECTION 7.03 FURTHER ASSURANCES. At any time and from time to time after the Closing Date, at the reasonable request of Buyer, and without further consideration to Seller, Seller shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to Buyer and to confirm Buyer's title to the Purchased Assets. In addition, at any time and from time to time after the Closing Date, at the reasonable request of Seller, Buyer shall execute and deliver such other instruments of assumption as may be reasonably requested by Seller in order to more effectively effectuate the assumption by Buyer of all of the Assumed Liabilities.

         SECTION 7.04 TRANSFER OF PARENT SHARES. Buyer and Parent acknowledge that Seller currently contemplates distributing or otherwise transferring all of the Parent Shares received by it in connection with the transactions contemplated hereby to Seller's members and to not more than three (3) employees of Seller, all of whom are listed on SCHEDULE 7.04 hereto. Buyer and Parent covenant that, at any time from and after the Effective Time, at the request of Seller, they shall execute deliver such additional stock certificates representing Parent Shares are may be required to effect such transfers to the parties listed on SCHEDULE 7.04, subject, however, to Buyer's and Parent's prior receipt, with respect to any such party, of an Affiliate Investment Representation and Lock-up Agreement or Non- Affiliate Investment Representation and Lock-up Agreement, as applicable, duly executed by such party, and such other instruments and certificates as may be requested by Buyer or Parent in connection with such transfer.

             SECTION 7.05 ACCESS TO RECORDS.

             (a) Seller shall, in connection with the preparation by Buyer of tax and financial reporting matters and other bona fide business purposes, from and after the Closing Date afford to Buyer and its representatives the opportunity, upon reasonable advance notice, to examine and make copies of the books and records of Seller, or portions thereof, which relate to the Business or the Purchased Assets for any period prior to the Closing and which were not transferred to Buyer pursuant to Section 2.01; PROVIDED, that Seller may destroy any record which was first offered to Buyer and not claimed or picked up by Buyer within 30 days, and shall not destroy any record without first providing Buyer prior written notice of its intent to destroy such record.

             (b) Buyer shall, in connection with the preparation by Seller of tax and financial reporting matters and other bona fide business purposes, for a period of 5 years from the Closing Date afford to Seller and its representatives the opportunity, upon reasonable advance notice, to examine and make copies of the books and records of Buyer which were transferred to Buyer pursuant to
Section 2.01 to the extent they relate to periods prior to the Closing, and shall maintain such records for a period of 5 years from the date hereof; PROVIDED, that Buyer may destroy any record which was first offered to Seller and not claimed or picked up by Seller within 30 days, and shall not destroy any record without first providing Seller prior written notice of its intent to destroy such record.


                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

         SECTION 8.01 BUYER'S OBLIGATION TO CLOSE. The obligation of Buyer to deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby is subject to the satisfaction, on or before the Closing Date, of the following conditions (each of which may be waived by Buyer in its sole discretion):

                  (a) REPRESENTATIONS AND WARRANTIES TO BE TRUE AND CORRECT. All of the representations and warranties of Seller contained in this Agreement or any Ancillary Agreement shall be true, correct and complete in all material respects on and as of the date hereof and on and as of the Closing Date, as if made on and as of the Closing Date (except to the extent any such representation or warranty speaks as of a different date, in which case such representation or warranty shall still be true, correct and complete as of such different date). On the Closing Date, Seller shall have executed and delivered to Buyer a certificate, in form and substance satisfactory to Buyer, to such effect.

                  (b) PERFORMANCE. Seller shall have performed and complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the Closing Date. On the Closing Date, Seller shall have each executed and delivered to Buyer a certificate, in form and substance satisfactory to Buyer and its counsel, to such effect and to the further effect that all of the conditions set forth in this Section 8.01 have been satisfied.

                  (c) MANAGER'S CERTIFICATE. Buyer shall have received a certificate of the Manager, in the case of Seller, dated as of the Closing Date, certifying as to (i) the attached true and correct copies of the Operating Agreement and Certification of Formation, of Seller, respectively, (ii) the incumbency of the officers executing the Transaction Documents on behalf of, and
(iii) the attached true and correct copies of resolutions of Seller authorizing and approving the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, and the acts of the officers of Seller in carrying out the terms and provisions hereof.

                  (d) OPINION OF COUNSEL. Buyer shall have received the opinion of Pillsbury Madison & Sutro LLP, counsel to Seller, in substantially the form of EXHIBIT H attached hereto.

                  (e) ANCILLARY AGREEMENTS. Buyer shall have received executed counterparts of each of the following Ancillary Agreements, including the:

                           (i)      Assumption Agreement;

                           (ii)     Bill of Sale and Assignment;

                           (iii) Affiliate Investment Representation and Lock-up Agreement from Seller;

                           (iv) Noncompetition Agreements executed by Robert H. Landes and Susanna Kim; and

                           (v)      Escrow Agreement.

                  (f) DELIVERY OF SELLER SUBLEASE. Seller shall have delivered and assigned to Buyer the Seller Sublease for Buyer to continue use of Seller's principal offices at 4134 Del Rey Avenue, Marina Del Rey, California on terms and conditions acceptable to Buyer.

                  (g) APPROVAL OF BUYER. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the behest or direction of, Seller hereunder or incident to their respective performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to Buyer.

                  (h) EMPLOYEES. Maureen Whelan and Barry Burchell shall have accepted Buyer's offer of employment following the Closing.

         SECTION 8.02 SELLER'S OBLIGATION TO CLOSE. The obligation of Seller to transfer the Purchased Assets to Buyer, the obligation of Seller to deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby is subject to the satisfaction, on or before the Closing Date, of the following conditions (each of which may be waived by Seller in its sole discretion):

                  (a) REPRESENTATIONS AND WARRANTIES TO BE TRUE AND CORRECT. The representations and warranties of Buyer and Parent contained in this Agreement or any Ancillary Agreement shall be true, complete and correct in all material respects on and as of the date hereof and on and as of the Closing Date, as if made on and as of such date (except to the extent any such representation or warranty speaks as of a different date, in which case such representation or warranty shall still be true, correct and complete as of such different date). On the Closing Date, Buyer and Parent each shall have executed and delivered to Seller a certificate, in form and substance satisfactory to Seller and its counsel, to such effect.

                  (b) PERFORMANCE. Buyer and Parent shall have performed and complied with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the Closing Date, and Buyer and Parent shall have each executed and delivered a certificate to Seller, in form and substance satisfactory to Seller and its counsel, to such effect and to the further effect that all of the conditions set forth in this Section 8.02 have been satisfied.

                  (c) SECRETARY'S CERTIFICATE. Seller shall have received a certificate of the Secretary or an Assistant Secretary of Buyer and of Parent, dated as of the Closing Date, certifying as to (i) the attached true and correct copies of the Certificates of Incorporation, as amended, and Bylaws of Buyer and Parent, (ii) the incumbency of the officers executing the Transaction Documents on behalf of Buyer and Parent and (iii) the attached true and correct copies of resolutions of Buyer and Parent authorizing and approving the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, and the acts of the officers of Buyer and Parent in carrying out the terms and provisions hereof.

                  (d) ANCILLARY AGREEMENTS. Seller shall have received executed counterparts of each of the following Ancillary Agreements:


                           (i)      Assumption Agreement;

                           (ii)     Bill of Sale;

                           (iii)    Registration Rights Agreement; and

                           (iv)     Escrow Agreement.

                  (e) APPROVAL OF SELLER. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the behest or direction of, Buyer or Parent hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to Seller.

                  (f) OPINION OF COUNSEL. Seller shall have received the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to Buyer and Parent, in substantially the form of EXHIBIT I attached hereto.

                  (g) EMPLOYMENT OFFERS. Buyer shall have made offers of employment to each of the Transferred Employees in accordance with the provisions of Section 6.02 hereof.


                                   ARTICLE IX

                                 INDEMNIFICATION

         SECTION 9.01 SURVIVAL. All representations, warranties and covenants contained in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby (regardless of whether any such representation, warranty or covenant is set forth under a heading captioned "Representations and Warranties", "Covenants" or words of similar import, or whether contained within in any covenant or other provision this Agreement or any such instrument or document), shall survive the Closing and any investigation at any time made by or on behalf of any party for a period of six (6) months following the Closing Date. All such representations, warranties and covenants shall expire on the six month anniversary of the Closing Date (the "SPECIFIED ANNIVERSARY"), except that (i) claims, if any, asserted in writing on or prior to the Specified Anniversary identified as a claim for indemnification pursuant to this Article IX shall survive until finally resolved and satisfied in full, and (ii) claims, if any, that (A) are based upon fraud by any party hereto or (B) assert liability for any Taxes imposed on or with respect to income shall survive for the full period of the applicable statute of limitations, and until finally resolved and satisfied in full if asserted on or prior to such date. Notwithstanding the foregoing, the representations of Parent regarding the Parent Shares shall survive, as to any individual receiving such Parent Shares in accordance with the provisions hereof, until the applicable lock-up period with respect to such Parent Shares shall have expired.

         SECTION 9.02 OBLIGATION OF SELLER TO INDEMNIFY.

                  (a) Subsequent to the Effective Time, Seller shall indemnify and hold harmless Buyer, Parent and their respective directors, officers, employees, agents, affiliates and assigns (collectively, the "Buyer Indemnified Persons") from and against Damages based upon, arising out of:

                           (i) any inaccuracy in any representation or breach of warranty of Seller or any Seller Affiliate Member contained in this Agreement or in any Ancillary Agreement;

                           (ii) any failure by Seller or any Seller Affiliate Member to perform or observe, or to have performed or observed, in all material respects, any covenant, agreement or condition to be performed or observed by him, her or it under this Agreement or under any Ancillary Agreement to which it is a party;

                           (iii)    the Excluded Assets; or

                           (iv)     the Excluded Liabilities.

                  (b) Subject to Section 9.02(d), no indemnification pursuant to
Section 9.02(a) shall be payable after the specified Anniversary, except with respect to claims made prior to such date but not then resolved. In addition, the amount of Damages payable by Seller under this Section 9.02 shall not


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


exceed, in the aggregate, One Million Dollars ($1,000,000).

                  (c) The obligation of Seller to indemnify the Buyer Indemnified Persons pursuant to Section 9.02(a) shall first be paid from the Escrow Shares (as provided for and defined in the Escrow Agreement).

                  (d) The limitations on Seller to indemnify the Buyer Indemnified Parties under Section 9.02(b) shall not apply, and in any way limit, impair, modify or otherwise affect the rights of the Buyer Indemnified Persons
(i) to bring any claim, demand, suit or cause of action otherwise available to the Buyer Indemnified Persons based upon an allegation or allegations that a party hereto had an intent to defraud or made a willful, intentional or reckless misrepresentation or willful omission of a material fact in connection with this Agreement or the Ancillary Agreements and the transactions contemplated hereby or thereby, or (ii) to enforce any judgment of a court of competent jurisdiction which finds or determines that the parties hereto, or any of them, had an intent to defraud or made a willful misrepresentation or omission of a material fact in connection with this Agreement or the Ancillary Agreements and the transactions contemplated hereby or thereby.


         SECTION 9.03 OBLIGATION OF BUYER AND PARENT TO INDEMNIFY.

                  (a) Subsequent to the Effective Time, Buyer and Parent shall, indemnify and hold harmless Seller and its respective managers, officers, employees, members, affiliates and assigns (collectively, the "Seller Indemnified Persons") from and against any Damages based upon, arising out of or otherwise in respect of:

                           (i) any inaccuracy in any representation or breach of warranty of Buyer or parent contained in this Agreement or in any Ancillary Agreement;

                           (ii) any failure by Buyer or Parent to perform or observe, or to have performed or observed, in all material respects, any covenant, agreement or condition to be performed or observed by it under this Agreement or under any Ancillary Agreement to which he, she or it is a party;

                           (iii)  the Purchased Assets;

                           (iv)   the Assumed Liabilities; and

                           (v) Buyer's failure to qualify as a foreign corporation in the State of California.

                  (b) No indemnification pursuant to Section 9.03(a) shall be payable after the six months following the Closing Date, except with respect to claims made prior to such date but not then resolved and with respect to the Parent Shares, which shall survive for the period indicated in Section 9.01. Buyer's and Parent's liability to all Seller Indemnified Persons under this
Section 9.03 or otherwise shall not exceed $4,000,000 in the aggregate.

                  (c) The limitations on the Buyer and Parent to indemnify Seller Indemnified Parties under Section 9.03(b) shall not apply, and in any way limit, impair, modify or otherwise affect the rights of Seller Indemnified Persons (i) to bring any claim, demand, suit or cause of action otherwise available to Seller Persons based upon an allegation or allegations that a party hereto had an intent to defraud or made a willful, intentional or reckless misrepresentation or willful omission of a material fact in connection with this Agreement or the Ancillary Agreements and the transactions contemplated hereby or thereby, or (ii) to enforce any judgment of a court of competent jurisdiction which finds or determines that the parties hereto, or any of them, had an intent to defraud or made a willful misrepresentation or omission of a material fact in connection with this Agreement or the Ancillary Agreements and the transactions contemplated hereby or thereby.

         SECTION 9.04 NOTICE AND DEFENSE OF CLAIMS. Promptly after receipt of notice of any claim, liability or expense for which a party seeks indemnification under this Article IX, such party shall give written notice thereof to the indemnifying party, but such notification shall not be a condition to indemnification hereunder except to the extent of actual prejudice to the indemnifying party. The notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If within 30 days after receiving such notice the indemnifying party gives written notice to the indemnified party stating that it intends to defend against such claim, liability or expense at its own cost and expense, then defense of such matter, including selection of counsel (subject to the consent of the indemnified party which consent shall not be unreasonably withheld), shall be by the indemnifying party and the indemnified party shall make no payment on such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense. Notwithstanding the foregoing, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct , the expense to separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of such claim, liability or expense with counsel selected by the indemnified party, and shall have the right to compromise or settle the same exercising reasonable business judgement. The indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense. No indemnifying party shall without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such claim or action) unless such settlement, compromise on consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action suit or proceeding.

                                    ARTICLE X

                                  MISCELLANEOUS

         SECTION 10.01 NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) made by telecopy or facsimile transmission, (iii) sent by recognized overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid:


         If to Buyer or                 Alloy Online, Inc.
         Parent:                        115 W. 30th Street
                                        New York, NY  10001
                                        Attn:  President
                                        Fax:  (212) 244-4311

         With a copy to:                Mintz, Levin, Cohn, Ferris,
                                        Glovsky and Popeo, P.C.
                                        One Financial Center
                                        Boston, Massachusetts  0211
                                        Attn:  Joe Curtin, Esquire
                                        Fax:  (617) 542-2241

         If to Seller:                  Celebrity Sightings, LLC
                                        c/o Guidance Solutions, Inc.
                                        4134 Del Rey Avenue
                                        Marina Del Rey, CA 90292
                                        Fax: (310) 754-4009

         With a copy to:                Pillsbury Madison & Sutro LLP
                                        235 Montgomery Street
                                        San Francisco, CA  94104
                                        Attn:  Kelly Kightlinger, Esq.
                                        Fax:  (415) 983-1200

All notices, requests, consents and other communications hereunder shall be deemed to have been received (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above or as so designated, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise,
(iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

         SECTION 10.02 ENTIRE AGREEMENT. The Transaction Documents collectively embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof.

No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Transaction Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

         SECTION 10.03 MODIFICATIONS AND AMENDMENTS. The terms and provisions of this Agreement may be amended, modified, supplemented or waived only by written agreement executed by all parties hereto.

         SECTION 10.04 NO WAIVER OF RIGHTS, POWERS AND REMEDIES. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

         SECTION 10.05 ASSIGNMENT. Neither this Agreement, nor any right or obligation hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties.

         SECTION 10.06 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns, and nothing in this Agreement, express or implied, (i) is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement or (ii) shall be construed to create any rights or obligations except among the parties hereto, and no Person shall be regarded as a third-party beneficiary of this Agreement except with respect to the provision of Section 10.12 hereof.

         SECTION 10.07 GOVERNING LAW; JURISDICTION AND SERVICE OF PROCESS. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal law of the State of New York, without giving effect to the conflicts of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of New York or of the United States of America for the Southern District of New York. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 10.01 hereof.

         SECTION 10.08 SEVERABILITY. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine that any such provision, or portion thereof, is wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

         SECTION 10.09 INTERPRETATION. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement (except with respect to the Disclosure Schedule regarding the Business which is the sole responsibility of Seller) and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

         SECTION 10.10 HEADINGS AND CAPTIONS. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

         SECTION 10.11 ENFORCEMENT. Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other party were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof in any federal or state court of competent jurisdiction.

         SECTION 10.12 EXPENSES. Except as expressly provided herein or in any other Transaction Document, each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated, except that Buyer agrees to pay the first $60,000 of the fees of Seller's attorneys and accountants incurred in connection with the negotiation and consummation of the transactions contemplated hereby within 15 days after the receipt of invoices therefor.

         SECTION 10.13 PUBLICITY. No party hereto may issue any press release or otherwise make any public statement with respect to the execution of, or the transactions contemplated by, this Agreement without the prior written consent of the other parties hereto, except as may be required by applicable law. Prior to making any public disclosure so required by applicable law, the disclosing party shall give the other parties a copy of the proposed disclosure and reasonable opportunity to prescribe or limit the same.

         SECTION 10.14 CONFIDENTIALITY. The parties acknowledge and agree that any information or data it has acquired from the other parties, not otherwise properly in the public domain, was received in confidence. The parties agree not to divulge, communicate or disclose any such confidential information concerning the subject matter hereof, including any trade or business secrets and any technical or business materials that are treated by the disclosing party as confidential or proprietary, including without limitation information (whether in written, oral or machine-readable form) concerning: general business operations; methods of doing business, servicing clients, client relations, and of pricing and making charge for services and products; financial information, including costs, profits and sales; marketing strategies; business forms developed; names of suppliers, personnel, customers, clients and potential clients; negotiations or other business contacts with suppliers, personnel, customers, clients and potential clients; form and content of bids, proposals and contracts; internal reporting methods; technical and business data, documentation and drawings; software programs, however embodied; inventions; diagnostic techniques; and information obtained by or given to the parties about or belonging to third parties. In the event that this Agreement is terminated and/or the Closing does not occur, the parties agree to return to the disclosing party any such confidential information it received, and shall thereafter continue to use its best efforts to maintain the confidentiality thereof.

         SECTION 10.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          PARENT:

                                          ALLOY ONLINE, INC.

                                              /s/ Matthew C. Diamond
                                          By: ____________________________
                                          Name: Matthew C. Diamond
                                          Title: Chief Executive Officer

                                          BUYER:

                                          ALLOY ACQUISITION CORPORATION

                                              /s/ Matthew C. Diamond
                                          By: ____________________________
                                          Name: Matthew C. Diamond
                                          Title: Chief Executive Officer


                                          SELLER:

                                          CELEBRITY SIGHTINGS, LLC

                                              /s/ Robert E. Landes
                                          By: ____________________________
                                          Name: Robert E. Landes
                                          Title: Founder